EXHIBIT 18.2

Public Service Company of New Mexico
Alvarado Square
Albuquerque, NM 87158

Dear Sirs/Madams:


We have audited the consolidated financial statements of Public Service Company of New Mexico and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 8, 2004, which expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 143,"Accounting for Asset Retirement Obligations" and your change in measurement dates used to account for your pensions and other post-retirement benefits from September 30 to December 31.
Note 9 to such consolidated financial statements contains a description of your change in measurement dates used to account for your pensions and other post-retirement benefits from September 30 to December 31. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,


/s/ DELOITTE & TOUCHE LLP


Omaha, NE
March 8, 2004